Exhibit 99.1

DPW Holdings Announces Appointments of William B. Horne as President and Kenneth S. Cragun as Chief Financial Officer

Newport Beach, CA, August 20, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced changes to its existing leadership team. Effective today, William B. Horne, who served as the Company’s Chief Financial Officer, has been appointed as President and that Kenneth S. Cragun, who served as Company’s Chief Accounting Officer, has been appointed as Chief Financial Officer.

DPW’s CEO and Chairman, Milton “Todd” Ault, III said, “As part of the evolution and growth of the Company, we are pleased that both Will and Ken will assume expanded roles and responsibilities within the organization. They are seasoned public company executives with a passion for leading teams and developing strategic plans for DPW, its subsidiaries and partner companies. I believe DPW has excellent prospects for growth and a talented team that is positioned to allow the Company to capitalize on new opportunities. I am looking forward to Will and Ken leading that growth in their expanded roles.”

William B. Horne has served as a member of DPW’s board of directors since October 2016. On January 25, 2018, Mr. Horne was appointed as DPW’s Chief Financial Officer. Prior to his appointment as DPW’s Chief Financial Officer, Mr. Horne served as one of the Company’s independent directors. He has served as the Chief Financial Officer of Targeted Medical Pharma, Inc. (OTCBB: TRGM) since August 2013. Mr. Horne is a director of and Chief Financial Officer to Avalanche International, Corp., a “voluntary filer” under the Exchange Act. Mr. Horne previously held the position of Chief Financial Officer in various companies in the healthcare and high-tech field, including OptimisCorp, from January 2008 to May 2013, a privately held, diversified healthcare technology company located in Los Angeles, California. Mr. Horne served as the Chief Financial Officer of Patient Safety Technologies, Inc. (OTCBB: PSTX), a medical device company located in Irvine, California, from June 2005 to October 2008 and as the interim Chief Executive Officer from January 2007 to April 2008. In his dual role at Patient Safety Technologies, Mr. Horne was directly responsible for structuring the divestiture of non-core assets, capital financings and debt restructuring. Mr. Horne held the position of Managing Member & Chief Financial Officer of Alaska Wireless Communications, LLC, a privately held, advanced cellular communications company, from its inception in May 2002 until November 2007. Mr. Horne was responsible for negotiating the sale of Alaska Wireless to General Communication Inc. (NASDAQ: GNCMA). From November 1996 to December 2001, Mr. Horne held the position of Chief Financial Officer of The Phoenix Partners, a venture capital limited partnership located in Seattle, Washington. Mr. Horne has also held supervisory positions at Price Waterhouse, LLP and has a Bachelor of Arts Magna Cum Laude in Accounting from Seattle University. The Company believes that Mr. Horne’s extensive financial and accounting experience in diversified industries and with companies involving complex transactions give him the qualifications and skills to serve as President of the Company and as one of its directors.

Kenneth S. Cragun joined the Company as Chief Accounting Officer in October 2018. Mr. Cragun is the Chief Financial Officer for Alzamend Neuro, Inc., a biotech company, on a part-time basis beginning in December 15, 2018. He served as a CFO Partner at Hardesty, LLC, a national executive services firm since October 2016. His assignments at Hardesty included serving as CFO of CorVel Corporation, a $1.1 billion market cap publicly traded company (NASDAQ: CRVL) and a nationwide leader in technology driven, healthcare-related, risk management programs and of RISA Tech, Inc. a private structural design and optimization software company. Mr. Cragun was also CFO of two NASDAQ-listed companies, Local Corporation, from April 2009 to September 2016, which operated Local.com, a U.S. top 100 website, and Modtech Holdings, Inc., from June 2006 to March 2009, a supplier of modular buildings. Prior thereto, he had financial leadership roles with increasing responsibilities at MIVA, Inc., ImproveNet, Inc., NetCharge Inc., C-Cube Microsystems, Inc, and 3-Com Corporation. Mr. Cragun serves on the Board of Directors and Chairman of the Audit Committee of Verb Technology Company, Inc. (NASDAQ: VERB). Mr. Cragun began his professional career at Deloitte. Mr. Cragun holds a Bachelor of Science degree in accounting from Colorado State University-Pueblo. Mr. Cragun’s industry experience is vast with extensive experience in fast-growth environments and building teams in more than 20 countries. Mr. Cragun has led multiple financing transactions, including IPOs, PIPEs, convertible debt, term loans, and lines of credit. For these reasons, the Company believes that he is well qualified to serve as its Chief Financial Officer.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235